Exhibit 21.1 Subsidiaries

                Name                              Jurisdiction of Incorporation
                ----                              -----------------------------

Big Mountain Water Co.                                      Montana

Big Mountain Development Corporation                        Montana

Big Mountain Club LLC                                       Montana


                                       40